AGREEMENT

This Agreement (this “Agreement”) is entered into as of December 13, 2001, by and among the holders of the Series A 10% Noncumulative Convertible Preferred Stock (the “Series A Preferred”) of South Bay Bank, National Association (“SBB”) whose names are set forth below (each, a “Holder,” and collectively, the “Holders”), SBB and National Mercantile Bancorp, a California corporation (“NMB”).  Each initially capitalized term not otherwise defined herein shall have the meaning set forth in the Consolidation Agreement (as defined below).

RECITALS

WHEREAS, the Agreement and Plan of Reorganization (the “Consolidation Agreement”), dated July 18, 2001, by and between SBB and NMB, and the Redemption Agreement (the “Redemption Agreement”), dated July 18, 2001, by and among SBB and the Holders, contemplate that SBB would redeem all outstanding shares of Series A Preferred upon the terms set forth in the Redemption Agreement prior to the closing of the consolidation of SBB and an interim bank subsidiary of NMB pursuant to the Consolidation Agreement (the “Consolidation Closing”);

WHEREAS, NMB has determined that it would be preferable if SBB did not redeem all of the Series A Preferred held by the Holders, and concurrently herewith NMB and SBB are amending the Consolidation Agreement to provide that SBB will redeem only the shares of Series A Preferred which NMB requests be redeemed;

WHEREAS, NMB has determined to request that SBB redeem only the shares of Series A Preferred held by Willard W. McLagen (the “McLagen Shares”), and the other Holders are willing to permit SBB to redeem the McLagen Shares without redeeming their shares of Series A Preferred;

WHEREAS, NMB has requested that SBB and the Holders agree to amend the terms and conditions of the Series A Preferred, and on the terms and subject to the conditions of this Agreement, SBB and the Holders are willing to agree to such amendments;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Amendments to Articles of Association.

1.1           The Holders hereby agree to vote (by vote or written consent) for the following amendments (the “Amendments”)to the Articles of Association of SBB (the “Articles”) to be effective if and only if the Consolidation Closing occurs:

1.1.1            Dividends.  Article Fifth, Section 2 of the Articles shall be amended as follows:

Section 2(a) shall be amended in its entirety to read as follows:

“(i) Holders of shares of Series A Preferred shall be entitled to receive noncumulative cash dividends, payable quarterly in arrears for such quarter, when, as and if declared by the Board of Directors out of funds legally available therefor, for each quarterly period (each, a “Dividend Period”) commencing on the first day of each January, April, July and October and ending on and including the day next preceding the first day of the next Dividend Period, at a rate of 10.0% per annum per stated value of each share through ________, and at a rate of 8.5% per annum per stated value of each share thereafter.

“(ii) Dividends for any Dividend Period shall be declared (if at all) no later than 30 days following the end of such Dividend Period.  In connection with the declaration of any dividend on the Series A Preferred, the Board of Directors shall specify to which Dividend Period the dividends apply.

The blank shall be completed with the date of Consolidation Closing.

Section 2 shall be amended by adding new paragraph (e) to read as follows:

“(e)         For purposes of this Section 2, references to the ‘current Dividend Period’ as of any date shall mean the Dividend Period in which such date occurs unless such date is within the first calendar month of a Dividend Period, in which event such reference shall mean the immediately preceding Dividend Period.  As an example, for the period of January 2002, the ‘current Dividend Period’ would be the calendar quarter ending December 31, 2001.”

1.1.2            Conversion Right.  Article Fifth, Section 5, of the Articles shall be deleted in its entirety, such that the Holders shall have no conversion rights with respect to their shares of Series A Preferred.

1.1.3            Designation of Series A Preferred.  Article Fifth, Section 1(a) shall be amended in its entirety to read as follows:

“(a)  The designation of such series of serial preferred stock shall be the Series A 8.5% Noncumulative Perpetual Preferred Stock (the “Series A Preferred”).  The Series A Preferred shall have a stated value of $25.00 per share, and the number of shares of such series is 200,000.”

1.2           SBB represents that the Board of Directors of SBB has approved the Amendments, and agrees to take such actions as may be necessary or appropriate to effect the Amendments, assuming the Consolidation Closing occurs.

1.3           The Holders agree to execute such written consent or consents, or attend and vote in person or by proxy at a meeting, before and/or after the Consolidation Closing, as may be required to approve Amendments under applicable law and regulation and the Articles and Bylaws of SBB.

2.             Exchange Right.  If the Consolidation Closing occurs, NMB agrees that the Holders may exchange their Series A Preferred for shares of NMB Common Stock (“NMB Common”) on the following terms and subject to the following conditions:

2.1           Each share of Series A Preferred shall be exchangeable at any time and from time to time after June 30, 2005, at the option of the Holder thereof, into the number of shares of NMB Common equal to the result obtained by dividing the stated value of $25.00 per share by the Exchange Price.  The “Exchange Price” shall be an amount equal to 50% of the book value per share of the NMB Common, on a fully diluted basis, as of June 30, 2005, as determined by the Board of Directors of NMB in accordance with generally accepted accounting principles as then applied to NMB, subject to adjustment from time to time as provided in this Section 2.  NMB shall notify each Holder of the Exchange Price as soon as is practicable following June 30, 2005.

2.2           The exchange of shares of Series A Preferred may be effected by any Holder upon the surrender for transfer to NMB at the principal office of NMB of the certificate or certificates for such shares of Series A Preferred to be exchanged, duly endorsed for transfer to NMB, accompanied by a written notice stating that such Holder elects to exchange all or a specified whole number of such shares in accordance with the provisions of this Section 2.  Such exchange shall be deemed to have been made at the close of business on the date of giving such notice and of such surrender of the certificate or certificates representing the shares of Series A Preferred to be exchanged, so that all rights of the Holder thereof as to the shares being exchanged shall cease except for the right to receive shares of NMB Common and accrued and unpaid dividends previously declared with respect to the shares of Series A Preferred being exchanged as of the end of the fiscal quarter of SBB immediately preceding the date of such exchange, in each case in accordance herewith.

2.3           In case any shares of Series A Preferred are to be called by NMB pursuant to Section 3 below, the right of exchange set forth in this Section 2 shall cease and terminate as to the shares of Series A Preferred to be so called by NMB, at the close of business on the business day immediately preceding the date fixed for such call unless NMB shall default in the payment of the call price therefor, as provided below.

2.4           In connection with the exchange of any shares of Series A Preferred, no fractions of shares of NMB Common shall be issued, but in lieu thereof, NMB shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Exchange Price.  If more than one share of Series A Preferred shall be surrendered for exchange by the same Holder at the same time, the number of full shares of NMB Common issuable on exchange thereof shall be computed on the basis of the total number of shares of Series A Preferred so surrendered.

2.5           NMB shall at all times from and after the Consolidation Closing reserve and keep available, free from preemptive rights, for issuance upon the exchange of shares of Series A Preferred, such number of its authorized but unissued shares of NMB Common as will from time to time be sufficient to permit the exchange of all outstanding shares of Series A Preferred.  Prior to the delivery of any securities that NMB shall be obligated to deliver upon exchange of the Series A Preferred, NMB shall comply with all applicable federal and state laws and regulations requiring action to be taken by NMB; provided, however, that NMB may refuse to permit exchange of any shares of Series A Preferred if the Board of Directors shall determine that the issuance of NMB Common in connection with such exchange cannot be effected pursuant to available exemptions from registration and qualification under applicable federal and state securities laws and regulations, unless the Holder seeking to exchange such shares agrees to pay all costs and expenses of NMB in connection with such registration and qualification.  All shares of NMB Common delivered upon exchange of the Series A Preferred will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

2.6           The Exchange Price shall be subject to adjustment from time to time as follows:

2.6.1            Stock Splits and Combinations.  In case NMB shall at any time or from time to time after June 30, 2005 (a) subdivide or split the outstanding shares of NMB Common, (b) combine or reclassify the outstanding shares of NMB Common into a smaller number of shares, (c) pay any dividend respecting the NMB Common in shares of NMB Common, or (d) issue by reclassification of the shares of NMB Common any shares of capital stock of NMB, then, and in each such case, the Exchange Price in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted so that the Holder of any shares of Series A Preferred thereafter surrendered for exchange shall be entitled to receive the number of shares of NMB Common or other securities of NMB such Holder would have owned or have been entitled to receive after the occurrence of any of the events described above, had such shares of Series A Preferred been surrendered for exchange immediately prior to the occurrence of such event or the record date therefor, whichever is earlier.  An adjustment made pursuant to this Section 2.6.1 shall become effective at the close of business on the day upon which such corporate action becomes effective.  Such adjustment shall be made successively whenever any event listed above shall occur.

2.6.2            Issuance of Rights or Warrants.  In case NMB shall issue after June 30, 2005 to all holders of the NMB Common rights or warrants expiring within 45 days entitling such holders to subscribe for or purchase NMB Common at a price per share less than the Current Market Price (as defined below), the Exchange Price in effect immediately prior to the close of business on the record date fixed for determination of shareholders entitled to receive such rights or warrants shall be reduced by multiplying such Exchange Price by a fraction, the numerator of which is the sum of (a) the number of shares of NMB Common outstanding at the close of business on such record date and (b) the number of shares of NMB Common that the aggregate offering price of the total number of shares of NMB Common so offered for subscription or purchase would purchase at such Current Market Price, and the denominator of which is the sum of (c) the number of shares of NMB Common outstanding at the close of business on such record date and (d) the number of additional shares of NMB Common so offered for subscription or purchase.  For purposes of this Section 2.6.2, the issuance of rights or warrants to subscribe for or purchase securities convertible into NMB Common shall be deemed to be the issuance of rights or warrants to purchase NMB Common into which such securities are convertible, at an aggregate offering price equal to the sum of the aggregate offering price of such securities and the minimum aggregate amount (if any) payable upon conversion of such securities into NMB Common.  Such adjustment shall be made successively whenever any such event shall occur.  The “Current Market Price” shall mean, as applicable, the average daily closing prices for shares of the NMB Common for the five consecutive trading days selected by the Board of Directors of NMB commencing not more than 20 trading days before, and ending not later than the date of such event and the date immediately preceding the record date fixed in connection with such event, utilizing for any day within such five-day period for which actual trades are not reported, the mid-point between the closing bid and asked prices for such day as reported on NASDAQ, or on any exchange on which the NMB Common is then listed or, if not so listed, by the principal market maker then making a market in such shares, or if such shares are not listed on any exchange or the NASD Stock Market, or traded by a market maker, the price determined in good faith by the Board of Directors of NMB.

2.6.3            Distribution of Indebtedness, Securities or Assets.  In case NMB shall distribute to all holders of the NMB Common after June 30, 2005 (whether by dividend, or in a merger, or consolidation, or otherwise) evidences of indebtedness, shares of capital stock of any class or series, other securities, cash or assets, the Exchange Price in effect immediately prior to the close of business on the record date fixed for determination of shareholders entitled to receive such distribution shall be reduced by multiplying such Exchange Price by a fraction, the numerator of which is the Current Market Price on such record date less the fair market value (as determined by the Board of Directors of NMB, whose determination in good faith shall be conclusive) of the portion of such evidences of indebtedness, shares of capital stock, other securities, cash and assets so distributed applicable to one share of NMB Common, and the denominator of which is the Current Market Price. Such adjustment shall be made successively whenever any such event shall occur.

2.7           It shall be a condition to the Holder’s right to exchange shares of Series A Preferred for NMB Common that the representations and warranties in Section 4 shall be true and correct as of the date of exercise of the right.

2.8           Anything in this Section 2 to the contrary notwithstanding, NMB shall not be required to give effect to any adjustment in the Exchange Price unless and until the net effect of one or more adjustments (each of which shall be carried forward until counted toward adjustment), determined as above provided, shall have resulted in a change of the Exchange Price by at least 1%, and when the cumulative net effect of more than one adjustment so determined shall be to change the Exchange Price by at least 1%, such change in the Exchange Price shall thereupon be given effect.  In the event that, at any time as a result of the provisions of this Section 5, the holder of shares of Series A Preferred upon subsequent conversion shall become entitled to receive any shares of capital stock of NMB other than NMB Common, the number of such other shares so receivable upon conversion of shares of Series A Preferred shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

2.9           In case any transaction or event (including, without limitation, any merger, consolidation, sale of assets, tender or exchange offer, reclassification, compulsory share exchange or liquidation) shall occur after the date of the Consolidation Closing, in which all or substantially all outstanding NMB Common is converted into or exchanged for stock, other securities, cash or assets (each, a “Fundamental Change”), the Holder of each share of Series A Preferred outstanding immediately prior to the occurrence of such Fundamental Change shall have the right upon any subsequent exchange made pursuant to this Agreement to receive (but only out of legally available funds, to the extent required by applicable law) the kind and amount of stock, other securities, cash and assets that such Holder would have received if such share had been exchanged for NMB Common immediately prior thereto.

2.10         There shall be no adjustment of the Exchange Price in case of the issuance of any stock of NMB in a merger, consolidation, reorganization, acquisition, reclassification, recapitalization or other similar transaction except as set forth in this Section 2.

2.11         In any case in which this Section 2 requires that an adjustment as a result of any event become effective from and after a record date, NMB may elect to defer until after the occurrence of such event (a) issuing to the Holder of any shares of Series A Preferred exchanged after such record date and before the occurrence of such event the additional shares of NMB Common issuable upon such exchange over and above the shares issuable on the basis of the Exchange Price in effect immediately prior to adjustment and (b) paying to such Holder any amount in cash in lieu of a fractional share of NMB Common.

2.12         If NMB shall take a record of the holders of NMB Common for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to shareholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the number of shares of NMB Common issuable upon exercise of the right of exchange granted by this Section 2 or in the Exchange Price then in effect shall be required by reason of the taking of such record.

2.13         The Board of Directors of NMB shall have the power to resolve any ambiguity or correct any error in this Section 2, and its action in so doing shall be final and conclusive.

2.14         The Holders hereby acknowledge that notwithstanding anything in this Agreement or the Articles to the contrary, the occurrence of the Consolidation Closing will not entitle them to convert their Series A Preferred into common stock of SBB or into the consideration being received by the holders of SBB Common Stock in the Consolidation.

3.             Call Option of NMB.  NMB may, at its sole option, at any time or from time to time after the Consolidation Closing, call all and not less than all of the shares of Series A Preferred then outstanding, on the following terms and subject to the following conditions:

3.1           Consideration.  The consideration for each share Series A Preferred called by NMB shall be either (at the option of NMB) (a) cash in an amount equal to $25.00 plus dividends declared and unpaid for the then-current Dividend Period (as defined in the Articles) (without accumulation of accrued and unpaid dividends for prior Dividend Periods unless previously declared and without interest) to the date fixed for such demand (the “Call Price”); or (b) that number of shares of NMB Common as each Holder would be entitled to if the shares of Series A Preferred subject to the call were exchanged in accordance with the provisions of Section 2 above at the then-current Exchange Price, except that if the Call Date is prior to June 30, 2005, the “Exchange Price” shall be an amount equal to 50% of the book value per share of the NMB Common, on a fully diluted basis, as of the end of the fiscal quarter most recently ended as of the Call Date.

3.2           Notice of Call.  In the event NMB shall call shares of Series A Preferred, notice of such call shall be given by first-class mail, postage pre-paid, mailed not less than 20 days nor more than 60 days prior to the date fixed for the call, to each Holder, at such Holder’s address as the same appears on the books of SBB.  Each notice shall state:  (a) the date fixed for the call (the “Call Date”); (b) the Call Price (specifying the amount of declared and unpaid dividends to be included therein) and the manner in which such Call Price is to be paid and delivered; and (c) the place or places where certificates for such shares are to be surrendered for payment of the Call Price.  No defect in the notice of the call or in the mailing thereof shall affect the validity of the call proceedings, and the failure to give notice to any Holder to be so called shall not affect the validity of the notice given to the other Holders.

3.3           Effect of Date of Call; Failure to Surrender Certificate.  If such notice of call shall have been duly mailed, then, notwithstanding that any certificate for shares of Series A Preferred so called shall not have been surrendered for transfer to NMB, all shares of Series A Preferred so called shall no longer be deemed to be owned by the Holder thereof and all rights with respect to such shares of Series A Preferred shall forthwith be deemed to have been transferred to NMB upon the Call Date, except for the right of the Holders thereof to receive from NMB at any time thereafter consideration from NMB in the form of either the Call Price or shares of NMB Common, as the case may be.  SBB agrees not to effect any transfers of the Series A Preferred by a Holder following the Call Date, except for the transfer to NMB or its assigns.  All dividends and distributions which are declared with respect to the Series A Preferred following the Call Date shall be payable to NMB or its assigns, and not to the Holders and each Holder hereby authorizes and instructs SBB to pay such dividends and distributions directly to NMB or its assigns.  Each Holder hereby irrevocably appoints NMB, with full power of substitution, as its proxy any time after the Call Date to vote its shares of Series A Preferred, and instructs SBB to ignore any voting instructions or consents by such Holder from and after the Call Date.  No interest shall accrue on the Call Price or any shares of NMB Common issuable in exchange for the Series A Preferred.  The procedure for surrender of certificates upon any such call will be as set forth in Section 2.2.

3.4           Limitation on Exercise of Call Right.  NMB may not exercise its call right under this Section 3 after June 30, 2005 with respect to a Holder’s shares of Series A Preferred if prior to such exercise the Holder has properly exercised his exchange right under Section 2 of this Agreement.

4.             Representations, Warranties and Agreements of the Holders.  Each Holder represents and warrants to NMB that as of the date hereof and at the time of any exchange of shares of Series A Preferred pursuant to Section 2 of this Agreement, and agrees with NMB, as follows:

4.1           Holder will acquire the shares of NMB Common (the “Shares”) for such Holder’s own account, for investment purposes only.

4.2           Holder is an “accredited investor” as that term is defined in Rule 501(a) under Regulation D promulgated pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

4.3           Holder has such knowledge and experience in financial and business matters that Holder is capable of evaluating the merits and risks of an investment in the Shares and in protecting his or her own interest in connection with the investment.

4.4           Holder understands that the Shares have not been registered under the Securities Act or under any state securities laws.  Holder is familiar with the provisions of the Securities Act and Rule 144 thereunder and understands that the restrictions on transfer placed on the Shares may result in Holder being required to hold the Shares for an indefinite period of time.

4.5           Holder believes that he or she has received all the information he or she considers necessary or appropriate for deciding whether to invest in the Shares, and Holder has had an opportunity to ask questions and receive answers from NMB and its officers and directors regarding the business, prospects and financial condition of NMB.

4.6           Holder agrees not to sell, assign, transfer or otherwise dispose of, with or without consideration (“Transfer”) any of the Shares except pursuant to an effective registration statement under the Securities Act or an exemption from registration.  As a further condition to any such Transfer, except in the event that such Transfer is made pursuant to an effective registration statement under the Securities Act, if in the reasonable opinion of counsel to NMB any Transfer of the Shares by the contemplated transferee thereof would not be exempt from the registration and prospectus delivery requirements of the Securities Act, NMB may require the contemplated transferee to furnish NMB with an investment letter setting forth such information and agreements as may be reasonably requested by NMB to ensure compliance by such transferee with the Securities Act.  Holder agrees to comply with any and all procedures for any such sale, assignment or transfer of the Shares set forth in this Agreement.

4.7           Each certificate evidencing the Shares will bear either the following legends or  similar legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND ARE “RESTRICTED SHARES” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT.  THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A CALL OPTION AND PROXY IN FAVOR OF BY NATIONAL MERCANTILE BANCORP PURSUANT TO AN AGREEMENT BETWEEN NATIONAL MERCANTILE BANCORP AND THE REGISTERED HOLDER HEREOF, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE ISSUER.”

Each Holder agrees to deliver to NMB upon demand the certificate or certificates evidencing such Holder’s Series A Preferred for inclusion of these legends.

4.8           All shares of Series A Preferred delivered to NMB in exchange for shares of NMB Common will upon surrender to NMB be free of all liens and charges.

5.             Registration Rights.

5.1           If at any time after the earlier of the Commencement Date or June 30, 2005, NMB shall determine to register any NMB Common under the Securities Act for sale in connection with a public offering of NMB Common for cash (other than pursuant to an employee benefit plan), NMB will give written notice thereof to the holders of Registrable Shares, and will include in such registration any Registrable Shares which such holders (“Requesting Holders”) may request be included delivered to NMB within 15 days after the notice given by NMB; provided, however, if the representative of the underwriters of the offering shall refuse in writing to include in the offering all of the shares of NMB Common requested by NMB and others (including Requesting Holders), the shares to be included shall be allocated first to NMB, second to persons with contractual priority as to inclusion in such registration, including without limitation the registration rights of certain registration rights holders under that certain Registration Rights Agreement dated June 30, 1997 between NMB and the Conrad Company, and third among the Requesting Holders and others based on the respective number of shares of NMB Common held by such persons (the Registrable Shares which are included in the registration shall be referred to as the “Included Shares”).  If NMB decides not to, and does not, file a registration statement with respect to such registration, or after filing determines to withdraw the same before the effective date there of, NMB will so inform the Requesting Holders, and NMB will not be obligated to complete the registration of the Included Shares included therein.

5.2           If NMB shall receive from any Holder(s) (the “Initiating Holders”) whose Registrable Shares constitute more than 25% of the Registrable Shares a written request that NMB effect a registration of such shares under the Securities Act, NMB will, as soon as reasonably practicable thereafter, send notice thereof to the other Holders and effect such registration to permit or facilitate the sale and distribution of the Registrable Shares requested to be included in the registration by the Initiating Holders and all other Holders who request that Registrable Shares be included by written notice to NMB within 15 days after the notice given by NMB (the “Included Shares”); provided, however, that NMB:  (a) shall not be obligated to effect such registration, qualification or compliance hereunder: (i) prior to the Commencement Date; or (ii) on more than one occasion; and (b) shall not be obligated to maintain the effectiveness of the registration statement more than 90 days; and (c) may delay the filing of any such registration statement by up to 90 days if the Board of Directors of NMB determines that the filing would be materially detrimental to NMB because of potential corporate transactions or events pending which may be required to be disclosed in such registration statement and with respect to which disclosure would be damaging to NMB; (d) acknowledges that the registration rights contemplated by this Section 5.2 are subordinate to the rights of certain registration rights holders including, without limitation, the holders of certain registration rights under that certain Registration Rights Agreement dated June 30, 1997 between NMB and the Conrad Company.

5.3           In connection with any registration under this Section 5, NMB will:

5.3.1            furnish to each Requesting Holder a copy of the registration statement and each amendment to the registration statement and such number of copies of the final prospectus included in the registration statement as the Requesting Holder may reasonably request in order to facilitate the distribution of the Included Shares owned by such Holder;

5.3.2            notify the Requesting Holders of the issuance of any stop order by the SEC in connection with the registration statement; and

5.3.3            pay all costs and expenses of such registration other than underwriting discounts or brokerage fees or commissions in connection with the sale of Included Shares and fees and costs of accountants, attorneys or others retained by Requesting Holders.

5.4           As a condition to including Registrable Shares in the registration statement, each Requesting Holder must provide (a) to NMB such information regarding itself, the Registrable Shares held by it and the intended method of distribution of such Shares as shall be required to effect the registration of the Registrable Shares and, (b) if the offering is being underwritten, to the underwriters such powers of attorney, indemnities and other documents as may be reasonably requested by the managing underwriter.

5.5           Following the effectiveness of the registration statement, upon receipt from NMB of a notice that the registration statement contains an untrue statement of material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, each Requesting Holder will immediately discontinue disposition of Included Shares pursuant to the registration statement until NMB notifies the Requesting Holder that it may resume sales of Included Shares and, if necessary, provides to the Requesting Holder copies of the supplemental or amended prospectus.  In such event, each Requesting Holder agrees to deliver to NMB all copies, other than permanent file copies then in Holder’s possession, of the most recent prospectus covering the Included Shares.  If the registration is a demand registration pursuant to Section 5.2, NMB will use its best efforts to do all things necessary, as soon as reasonably practicable, to amend, modify or otherwise correct the registration statement and the untrue statement of material fact or omission of material fact unless the same relates to a material corporate transaction, event or development, the disclosure of which would be, in the judgment of the Board of Directors of NMB, materially detrimental to NMB, in which event NMB may delay the amendment of the registration statement for up to 90 days; provided, however, that amount of time for any such delay shall be added to amount of time NMB shall be required to maintain the registration statement effective under Section 5.2.

5.6           In connection with any registration pursuant to this Section 5, NMB agrees to indemnify and hold harmless each Requesting Holder, its officers, directors and agents, and each person, if any, who controls such Requesting Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities caused by (a) any violation or alleged violation by NMB of the Securities Act, Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, Exchange Act or any state securities laws, (b) any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Included Shares (as amended or supplemented if NMB shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or (c) caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to NMB by the Requesting Holder or on such Holder’s behalf expressly for use therein; provided that with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, or in any prospectus, as the case may be, the indemnity agreement contained in this paragraph shall not apply to the extent that any such loss, claim, damage, liability or expense results from the fact that a current copy of the prospectus (or, in the case of a prospectus, the prospectus as amended or supplemented) was not sent or given to the person asserting any such loss, claim, damage, liability or expense at or prior to the written confirmation of the sale of the Included Shares concerned to such person.

5.7           Each Requesting Holder agrees to indemnify and hold harmless NMB, its officers, directors and agents and each person, if any, who controls NMB within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from NMB to the Requesting Holder, but only (i) with respect to information furnished in writing by the Requesting Holder or on such Holder’s behalf expressly for use in any registration statement or prospectus relating to the Registrable Shares, or any amendment or supplement thereto, or any preliminary prospectus or (ii) to the extent that any loss, claim, damage, liability or expense described in Section 5.6 results from the fact that a current copy of the prospectus (or, in the case of a prospectus, the prospectus as amended or supplemented) was not sent or given to the person asserting any such loss, claim, damage, liability or expense at or prior to the written confirmation of the sale of the Registrable Shares concerned to such person.

5.8           In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to this Section 5, such person (an “Indemnified Party”) shall promptly notify the person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; provided that the failure or delay of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure or delay to notify.  In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (b) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties (including all of the Requesting Holders) and that all such fees and expenses shall be reimbursed as they are incurred.  In the case of any such separate firm for the Indemnified Parties, the Indemnified Parties shall designate such firm in writing to the Indemnifying Party.  The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld or delayed), but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

5.9           The registration rights under this Section 5 for any Holder shall terminate at the earlier to occur of:  (a) such time after one year from the date that the Holder acquires the Registrable Shares that such shares first represent less than 1% of the outstanding NMB Common; and (b) two years following the Commencement Date.

5.10         For purposes of this Agreement, the “Commencement Date” shall mean the date any Holder receives NMB Common in exchange for its Series A Preferred and the “Registrable Shares” means the NMB Common acquired or which may be acquired upon exchange of the Series A Preferred and any shares of NMB Common issued as a dividend on such shares or as a result of a stock split with respect to such shares, provided that any such shares shall cease being Registrable Shares when sold pursuant to Rule 144 (or a successor rule) or pursuant to an effective registration statement under the Securities Act.

6.             Missed Dividends on Series A Preferred.

6.1           NMB agrees that if the Consolidation Closing occurs, for any Dividend Period (as defined in the Articles) commencing with the first Dividend Period after the Consolidation Closing and ending with the Dividend Period for the quarter ending June 30, 2005, if the Capital Condition exists and SBB does not declare the full dividend under Section 2 of the Articles by the end of the calendar month following the Dividend Period, NMB will issue to each holder of Series A Preferred (other than NMB) a number of shares of NMB Common equal to (rounded to the nearest whole number of shares): (a) the dollar amount of the missed dividends payable with respect to such holder’s Series A Preferred for such Dividend Period, divided by (b) the book value per share of NMB Common, on a fully diluted basis, as of the last day of the related Dividend Period.

6.2           The “Capital Condition” shall be deemed to exist for a Dividend Period if: (a) as of the last day of such Dividend Period, and assuming payment of the full dividends on the Series A Preferred under Section 2 of the Articles for such Period, SBB would be in compliance with all applicable regulatory capital requirements and would be “well-capitalized” under the Prompt Corrective Action rules applicable to national banks (or any successor category which is the highest rated category under such rules or any successor rules); (b) the payment of such dividend would not violate any law, rule, regulation, order, consent decree or regulatory agreement or directive applicable to SBB; and (c) any regulatory approval required with respect to the payment of such dividend shall have been obtained without the imposition of any condition which the Board of Directors of SBB or NMB deems unacceptable.

7.             Appointment as Directors.

7.1           NMB agrees that if the Consolidation Closing occurs, until the Dunn Termination Date and for long as NMB controls SBB, NMB shall cause Stanley L. Dunn (“Dunn”) to be elected or appointed as a director of SBB.  The “Dunn Termination Date” shall mean the earliest to occur of the date: (a) the John C. Dunn Trust (the “Dunn Trust”) owns of record less than 40,000 shares of Series A Preferred; (b) the OCC, the FRB or any other applicable regulatory agency or body issues any order or directive to the effect that Dunn may not, or otherwise advises NMB or SBB in writing that Dunn should not, be a director of SBB or should be removed as a director of SBB; (c) the date Dunn becomes subject to any matter described in Item 401(f) of Regulation S-K which would be required to be disclosed in a proxy statement filed with the SEC under Section 14 of the Securities Exchange Act of 1934, as amended (and regardless of whether SBB files proxy statements under such Section 14); or (d) the death or disability of Dunn.

7.2           NMB agrees that if the Consolidation Closing occurs, until the Diorio Termination Date and for long as NMB controls SBB, NMB shall cause Philip C. Diorio (‘Diorio”) to be elected or appointed as a director of SBB.  The “Diorio Termination Date” shall mean the earliest to occur of the date: (a) the Philip C. Diorio, M.D. Inc. Retirement Trust Fund (the “Diorio Trust”) owns of record less than 10,000 shares of Series A Preferred; (b) the OCC, the FRB or any other applicable regulatory agency or body issues any order or directive to the effect that Diorio may not, or otherwise advises NMB or SBB in writing that Diorio should not, be a director of SBB; (c) the date Diorio becomes subject to any matter described in Item 401(f) of Regulation S-K which would be required to be disclosed in a proxy statement filed with the SEC under Section 14 of the Securities Exchange Act of 1934, as amended (and regardless of whether SBB files proxy statements under such Section 14); or (d) the death or disability of Diorio.

8.             Transfer of Series A Preferred.  No Holder may Transfer any shares of Series A Preferred other than to NMB or its assigns unless the transferee agrees in writing, in form and substance reasonably satisfactory to NMB, to be bound by the obligations of the transferor under this Agreement.  SBB agrees not to register any such transfer unless this condition has been satisfied.

9.             Redemption of McLagen Shares.  Assuming the Consolidation Closing is to occur, NMB agrees to request that SBB redeem the McLagen Shares, and the other Holders acknowledge and agree that SBB may redeem the McLagen Shares without redeeming any of their shares of Series A Preferred.

10.           Termination.  This Agreement shall terminate upon the termination of the Consolidation Agreement if such termination occurs without the Consolidation Closing occurring.

11.           Miscellaneous.

11.1         Notices.  All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if (a) delivered in person, on the date actually given, (b) by United States mail, certified or registered, with return receipt requested, on the date which is two Business Days after the date of mailing, or (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) above, on the date transmitted provided receipt is confirmed by telephone:

(i) If to NMB to:

National Mercantile Bancorp 1840 Century Park East Los Angeles, CA 90067 Attention: Scott A. Montgomery, CEO Telecopy No.: (310) 201-0629

With copies to:

Troy & Gould, P.C. 1801 Century Park East Los Angeles, California 90067 Attention: Alan B. Spatz Telecopy No.: (310) 789-1431

(ii) If to the Holders or any Holder to the address set forth next to the name of each such Holder on the attached Exhibit A
(iii) If to South Bay Bank:

South Bay Bank, N.A. 2200 Sepulvada Boulevard Torrance, California 90501 Attention: Chief Executive Officer

or at such other address as may have been furnished by such Person in writing to the other parties.

11.2         Severability.  Should any Section or any part of a Section within this Agreement be rendered void, invalid or unenforceable by any court of law for any reason, such invalidity or unenforceability shall not void or render invalid or unenforceable any other Section or part of a Section in this Agreement.

11.3         Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED BOTH AS TO VALIDITY AND PERFORMANCE AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF.

11.4         Headings.  Section headings and subheadings used in this Agreement are for convenience only and shall not affect the meaning or construction of this Agreement.

11.5         No Adverse Construction.  The rule that a contract is to be construed against the party drafting the contract is hereby waived, and shall have no applicability in construing this Agreement.

11.6         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.7         Costs and Attorneys’ Fees.  In the event that any lawsuit, proceeding or other similar action is instituted concerning or arising out of this Agreement,  the prevailing party shall recover all of such party’s costs, and reasonable attorneys’ fees incurred in each and every such Action, including any and all appeals or petitions therefrom.

11.8         Successors and Assigns.  All rights, covenants and agreements of the parties contained in this Agreement shall, except as otherwise provided herein, be binding upon and inure to the benefit of their respective successors and assigns.

11.9         Amendment.  This Agreement may be amended at any time only by the mutual written agreement of NMB and the Holders and, if the amendment affects SBB directly, the agreement of SBB.

11.10       Entire Agreement.  This Agreement and the attached Exhibit, contain the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof unless expressly referred to herein.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

National Mercantile Bancorp

By:	/s/ Scott A. Montgomery
Scott A. Montgomery, Chief Executive Officer and President

By:	/s/ David Brown
David Brown, Chief Financial Officer

South Bay Bank, National Association

By:	/s/ Kenneth M. Miller
Kenneth M. Miller, Chairman of the Board

By:	/s/ Charles W. Calhoun
Charles W. Calhoun, Chief Executive Officer and President

THE HOLDERS

JOHN C. DUNN TRUST

/s/ Stanley L. Dunn
By:	Stanley L. Dunn
Its:	Trustee

/s/ John C. Dunn, Jr.
By:	John C. Dunn, Jr.
Its:	Trustee

PHILIP C. DIORIO, M.D., INC.,
A RETIREMENT TRUST FUND

/s/ Philip C. Diorio
By:	Philip C. Diorio
Its:	Trustee

/s/ Willard W. McLagen
Willard W. McLagen